FEDNAT HOLDING COMPANY REPORTS
SECOND QUARTER 2021 RESULTS

Sunrise, Florida, August 9, 2021 - FedNat Holding Company (the “Company”) (Nasdaq: FNHC) today reported results for the three and six months ended June 30, 2021.

Q2 2021 highlights (as measured against the same three-month period last year, except where noted):

•Net loss of $50.4 million or $(2.89) per diluted share, including $17.0 million primarily for a non-cash charge for a valuation allowance against our net deferred tax asset. Excluding the non-cash charge, net loss of $33.4 million compares to net loss of $21.5 million or $(1.57) per diluted share.
•Adjusted operating loss of $50.5 million or $(2.90) per diluted share, including $17.0 million primarily for a non-cash charge for a valuation allowance against our net deferred tax asset. Excluding the non-cash charge, adjusted operating loss of $33.5 million compares to $28.1 million or $(2.05) per diluted share.
•$23.5 million of claims, net of reinsurance recoveries and fee income, from previously disclosed catastrophe losses driven by 15 separate events, primarily convective storm and hail events impacting Texas, Florida and Louisiana.
•$17.3 million of incremental ceded premiums related to additional excess-of-loss reinsurance purchases and reinstatement premiums from 2020/2021 treaty year retention events.
•$196.3 million of gross written premiums, compared to $205.4 million.
•Gross loss ratio for current quarter attritional losses of 35.4% and gross expense ratio of 24.2%, as compared to 39.8% and 21.2%, respectively, in the second quarter of 2020.
•Florida homeowners in-force policies decreased 21.7% to approximately 180,000, while Florida gross premiums written decreased 4.0%, reflecting continued execution of our strategy to increase revenue per policy and limit the size of our book of business until rates more accurately reflect increased costs of claims and reinsurance.
•On April 20, 2021, the Company closed on an offering of $21.0 million in convertible Senior Unsecured Notes due 2026 bearing interest at a fixed rate of 5.0% per year, semi-annually.
•Non-insurance company liquidity of approximately $80 million at June 30, 2021, which then decreased to $40 million as a result of surplus infusions into our insurance carriers related to second quarter results.
•Book value per share of $5.64 as of June 30, 2021.

“FedNat’s results this quarter were significantly impacted by high catastrophe losses along with large expenses from additional reinsurance purchases and reinstatement premiums, as the Company worked to minimize the impact of weather losses on the statutory capital of our insurance companies. Through these actions and with the downstreaming of capital, we continued to maintain appropriate capital positions at our insurance companies” said Michael H. Braun, FedNat’s Chief Executive Officer. “FedNat’s second quarter earnings also include the impact of a non-cash charge for a valuation allowance against our net deferred tax assets. We expect the net deferred tax assets to be realized in the future; however, the timing of this recognition will depend on the timing of pre-tax income we earn in future quarters.”

Mr. Braun continued, "FedNat has made progress on our initiatives to improve profitability through ongoing multiple rate increases in our Florida and non-Florida markets and by reducing our books of business until rates more adequately reflect our cost of doing business. These initiatives also helped us to reduce the expected overall cost of our 2021-2022 reinsurance program, as a percentage of premium, which went into effect on July 1.”

Mr. Braun added, “FedNat’s Board and management team continue to explore all options to strengthen the Company and improve shareholder value. The work of the Board’s Strategic Review Committee, which was formed in November 2020, is ongoing and the committee continues to work with Piper Sandler as its financial advisor.”

Revenues

•Total revenue decreased $75.0 million or 55.9%, to $59.0 million for the three months ended June 30, 2021, compared with $134.0 million for the three months ended June 30, 2020. The decrease was driven by increases in ceded premiums earned from incremental quota-share agreements and higher catastrophe reinsurance costs as well as lower net investment income, slightly offset by higher other income, all of which are discussed in further detail below.
•Gross premiums written decreased $9.1 million, or 4.4%, to $196.3 million in the quarter compared with $205.4 million for the same three-month period last year, which was driven by a reduction in our policies-in-force and exposure across all states, as a result of our exposure management in response to the challenging litigation environment partially offset by rate actions that we have taken across our insurance subsidiaries.
•Gross premiums earned decreased $1.4 million, or 0.8%, to $178.5 million for the three months ended June 30, 2021, as compared to $179.9 million for the three months ended June 30, 2020.
•Ceded premiums increased $74.6 million, or 109.0%, to $143.0 million in the quarter, compared to $68.4 million the same three-month period last year. The increase was driven by approximately $30 million higher excess of loss reinsurance spend, driven by higher rate-on-line prices in this year's program as well as additional purchases of supplemental coverage to backfill layers and gaps in coverage stemming from the non-cascading portion of our reinsurance tower, following the six retention catastrophe events that have occurred since July 1, 2020. Additionally, there was approximately $44 million of higher quota-share ceded premium: $24 million related to the 80% quota-share treaty for FNIC's non-Florida book of business and $20 million related to new and incremental treaties for FNIC's Florida book of business. This increase to ceded premium earned associated with the aforementioned quota-share treaties is largely offset by corresponding reductions in loss and LAE, and commission and other underwriting expenses when comparing the periods.
•Net realized and unrealized gains (losses) decreased $0.8 million, to $9.6 million for the three months ended June 30, 2021, compared to $10.4 million in the prior year period. The current quarter includes a $10.7 million gain from an embedded derivative relating to a catastrophe weather event during the second quarter of 2021. Refer to notes 2 and 3 from our June 30, 2021 Form 10-Q for further information.
•Other income increased $3.8 million, or 72.4%, to $9.0 million in the quarter, compared with $5.2 million in the prior year period. The increase in other income was primarily driven by higher brokerage revenue. The brokerage revenue increase is the result of higher excess of loss reinsurance spend from the reinsurance programs in place, including the additional purchases, during the second quarter of 2021 as compared to the second quarter of 2020.

Expenses

•Losses and loss adjustment expenses (“LAE”) decreased $52.5 million, or 40.4%, to $77.4 million for the three months ended June 30, 2021, compared with $129.9 million for the same three-month period last year driven by higher ceded losses under quota-share reinsurance treaties. The net loss ratio increased 101.7 percentage points, to 218.2% in the current quarter, as compared to 116.5% in the second quarter of 2020. The higher loss ratio was primarily the result of higher ceded premiums, as discussed earlier, which reduces net earned premiums, the denominator on the net loss ratio calculation. In the current quarter, net losses were driven by approximately $34.2 million of current quarter net catastrophe losses (net of claims handling fee income) and approximately $10.4 million of prior period reserve strengthening primarily relating to Winter Storm Uri due to increased gaps in excess-of-loss reinsurance coverage and loss limits in quota-share treaties, as we increased the gross reserves on the retention storms that occurred in the second half of 2020. The $34.2 million and $10.4 million, noted above; were partially offset by $10.7 million of income recognized within realized and unrealized gains (losses) in our consolidated statement of operations (as noted above) and $5.0 million from lower reinstatement premiums, presented within net premiums earned in our consolidated statement of operations, stemming from the same changes to estimated losses from 2020 retention events that drove the prior period strengthening mentioned above. Second quarter 2020 net losses were driven by net catastrophe losses of $59.2 million and prior period reserve strengthening of $7.5 million.
•Our gross expense ratio was 24.2% during the three months ended June 30, 2021, as compared to 21.2% during the three months ended June 30, 2020. The net expense ratio increased 33.9% percentage points to 65.3% in the second quarter of 2021, as compared to 31.4% in the second quarter of 2020 due primarily to higher ceded reinsurance premiums in 2021, as discussed earlier.
•Commissions and other underwriting expenses decreased $11.9 million, or 40.7%, to $17.4 million for the three months ended June 30, 2021, compared with $29.3 million for the three months ended June 30, 2020. This decrease was primarily due to a higher ceding commission driven by the new quota-share treaties in FNIC's Florida and non-Florida books of business. Additionally, when comparing these periods, the decrease was partially offset by higher non-Florida acquisition related costs, which includes gross commissions, fees and other underwriting expenses as a result of premium growth.
•Income taxes (benefits) increased $17.9 million, to $6.6 million for the three months ended June 30, 2021, compared to $(11.3) million for the three months ended June 30, 2020. The increase was driven by the Company recording $17.0 million primarily related to a non-cash charge for our valuation allowance against our net deferred tax assets for net operating loss carryforwards. We currently expect that these net deferred tax assets will be realizable; however, recognition of these amounts may not occur until the Company reports taxable income.

Non-GAAP Performance Measures

Non United States generally accepted accounting principles ("GAAP") measures do not replace the most directly comparable GAAP measures and we have included detailed reconciliations thereof on page 10.

We exclude the after-tax (using our statutory income tax rate) effects of the following items from GAAP net income (loss) to arrive at adjusted operating income (loss):

•Net realized and unrealized investment gains (losses);
•Gains (losses) associated with early extinguishment of debt;
•Merger and acquisition, integration and other strategic costs and the amortization of specifically identifiable intangibles (other than value of business acquired);
•Impairment of intangibles;
•Income (loss) from initial adoption of new regulations and accounting guidance; and
•Income (loss) from discontinued operations.

We also exclude the pre-tax effect of the first bullet above from GAAP revenues to arrive at adjusted operating revenues.

Management believes these non-GAAP performance measures allow for a better understanding of the underlying trend in our business, as the excluded items are not necessarily indicative of our operating fundamentals or performance.

Similarly, we exclude accumulated other comprehensive income (loss) ("AOCI") from book value per share to arrive at book value per share, excluding AOCI.

Conference Call Information

The Company will hold an investor conference call at 9:00 AM (ET) Tuesday, August 10, 2021. The Company’s CEO, Michael Braun and its CFO, Ronald Jordan will discuss the financial results and review the outlook for the Company. Messrs. Braun and Jordan invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may access the conference call as follows:

Toll-Free Dial-in: (877) 303-6913

Conference ID: 8919418

A live webcast of the call will be available online via the “Conference Calls” section of the Company’s website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company’s website.

About the Company

FedNat Holding Company is a regional insurance holding company that controls substantially all aspects of the insurance underwriting, distribution and claims processes through our subsidiaries and contractual relationships with independent agents and general agents. The Company, through its wholly owned subsidiaries FedNat Insurance Company, Maison Insurance Company and Monarch National Insurance Company, is focused on providing homeowners insurance in Florida, Texas, Louisiana, Alabama, South Carolina and Mississippi. More information is available at https://www.fednat.com/investor-relations/.

Forward-Looking Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative or other variations thereof, and similar words or phrases or comparable terminology, are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:
•Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
•Descriptions of plans or objectives of management for future operations, insurance products or services;
•Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
•Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company’s business; the adequacy of its reserves for losses and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our compliance with minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends, including as a result of insureds’ assignment of benefits; court decisions and trends in litigation; our potential failure to pay claims consistent with our contractual obligations; ability to obtain regulatory approval applications for requested rate increases, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of our subsidiaries’ operations may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company’s investment portfolio; insurance agents; ratings by industry services; the reliability and security of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contacts

Michael H. Braun, CEO (954) 308-1322,
Ronald Jordan, CFO (954) 308-1363,
Bernard Kilkelly, Investor Relations (954) 308-1409,
or investorrelations@fednat.com

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	As of or For the
	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
Net Income (Loss) Attributable to Common Shareholders
Net income (loss)	$(50,369)	$(21,479)	134.5%	$(69,750)	$(19,346)	260.5%
Adjusted operating income (loss)	(50,494)	(28,122)	79.6%	(69,909)	(23,802)	193.7%

Per Common Share
Net income (loss) - diluted	$(2.89)	$(1.57)	84.7%	$(4.39)	$(1.38)	217.0%
Adjusted operating income (loss) - diluted	(2.90)	(2.05)	41.4%	(4.40)	(1.70)	158.2%
Dividends declared	—	0.09	(100.0)%	—	0.18	(100.0)%
Book value	5.64	16.18	(65.1)%	5.64	16.18	(65.1)%
Book value, excluding AOCI	5.35	15.13	(64.6)%	5.35	15.13	(64.6)%

Return to Shareholders
Repurchases of common stock	$—	$3,250	NCM	$—	$10,000	NCM
Dividends declared	—	1,258	(100.0)%	—	2,560	(100.0)%
	$—	$4,508	(100.0)%	$—	$12,560	(100.0)%

Revenue
Total revenues	$59,038	$134,019	(55.9)%	$111,786	$249,718	(55.2)%
Adjusted operating revenues	58,879	123,636	(52.4)%	111,535	242,160	(53.9)%
Gross premiums written	196,285	205,378	(4.4)%	370,492	378,340	(2.1)%
Gross premiums earned	178,478	179,896	(0.8)%	357,480	355,470	0.6%
Net premiums earned	35,481	111,478	(68.2)%	75,226	217,388	(65.4)%

Ratios to Net Premiums Earned
Net loss ratio	218.2%	116.5%		166.8%	91.5%
Net expense ratio	65.3%	31.4%		66.8%	35.6%
Combined ratio	283.5%	147.9%		233.6%	127.1%

In-Force Homeowners Policies
Florida	180,000	230,000	(21.7)%	180,000	230,000	(21.7)%
Non-Florida	144,000	149,000	(3.4)%	144,000	149,000	(3.4)%
	324,000	379,000	(14.5)%	324,000	379,000	(14.5)%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues:
Net premiums earned	$35,481	$111,478	$75,226	$217,388
Net investment income	1,733	3,341	3,407	7,233
Net realized and unrealized gains (losses)	9,584	10,383	9,676	7,558
Direct written policy fees	3,236	3,593	6,551	7,059
Other income	9,004	5,224	16,926	10,480
Total revenues	59,038	134,019	111,786	249,718

Costs and expenses:
Losses and loss adjustment expenses	77,430	129,916	125,446	198,846
Commissions and other underwriting expenses	17,355	29,270	38,386	65,625
General and administrative expenses	5,814	5,663	11,880	11,908
Interest expense	2,229	1,915	4,155	3,830
Total costs and expenses	102,828	166,764	179,867	280,209

Income (loss) before income taxes	(43,790)	(32,745)	(68,081)	(30,491)
Income tax expense (benefit)	6,579	(11,266)	1,669	(11,145)
Net income (loss)	$(50,369)	$(21,479)	$(69,750)	$(19,346)

Net Income (Loss) Per Common Share
Basic	$(2.89)	$(1.57)	$(4.39)	$(1.38)
Diluted	(2.89)	(1.57)	(4.39)	(1.38)

Weighted Average Number of Shares of Common Stock Outstanding
Basic	17,411	13,714	15,901	13,981
Diluted	17,411	13,714	15,901	13,981

Dividends Declared Per Common Share	$—	$0.09	$—	$0.18

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(In thousands)
Gross premiums written:
Homeowners Florida	$117,274	$122,151	$229,243	$233,698
Homeowners non-Florida	72,579	77,508	130,488	135,450
Federal flood	6,492	5,647	10,881	9,307
Non-core	(60)	72	(120)	(115)
Total gross premiums written	$196,285	$205,378	$370,492	$378,340

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(In thousands)
Gross premiums earned:
Homeowners Florida	$109,337	$115,791	$218,763	$231,891
Homeowners non-Florida	64,220	59,787	129,143	115,312
Federal flood	4,981	4,246	9,694	8,382
Non-core	(60)	72	(120)	(115)
Total gross premiums earned	$178,478	$179,896	$357,480	$355,470

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(In thousands)
Net premiums earned:
Homeowners Florida	$22,468	$68,247	$45,559	$136,301
Homeowners non-Florida	13,073	43,159	29,787	81,202
Non-core	(60)	72	(120)	(115)
Total net premiums earned	$35,481	$111,478	$75,226	$217,388

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics (continued)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(In thousands)
Commissions and other underwriting expenses:
Homeowners Florida	$12,025	$13,618	$24,424	$27,445
All others	11,519	12,834	23,210	24,452
Ceding commissions	(19,985)	(3,161)	(39,445)	(6,060)
Total commissions	3,559	23,291	8,189	45,837

Fees	1,233	1,222	2,568	2,336
Salaries and wages	3,063	3,119	6,635	6,717
Other underwriting expenses	9,500	1,638	20,994	10,735
Total commissions and other underwriting expenses	$17,355	$29,270	$38,386	$65,625

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net loss ratio	218.2%	116.5%	166.8%	91.5%
Net expense ratio	65.3%	31.4%	66.8%	35.6%
Combined ratio	283.5%	147.9%	233.6%	127.1%
Gross loss ratio	166.9%	97.9%	131.5%	105.4%
Gross expense ratio	24.2%	21.2%	25.1%	23.5%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Balance Sheet
(Unaudited)

	June 30,	December 31,
	2021	2020
ASSETS	(In thousands)
Investments:
Debt securities, available-for-sale, at fair value	$418,301	$488,210
Equity securities, at fair value	6,008	3,157
Total investments	424,309	491,367
Cash and cash equivalents	110,608	102,367
Prepaid reinsurance premiums	191,033	278,272
Premiums receivable, net of allowance	47,460	50,803
Reinsurance recoverable, net	489,539	413,026
Deferred acquisition costs, net	24,825	25,405
Current and deferred income taxes, net	29,786	35,035
Other assets	38,410	32,262
Total assets	$1,355,970	$1,428,537

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Loss and loss adjustment expense reserves	$583,414	$540,367
Unearned premiums	379,800	366,789
Reinsurance payable and funds withheld liabilities	118,713	202,827
Long-term debt, net of deferred financing costs	118,688	98,683
Deferred revenue	6,852	7,187
Other liabilities	50,089	54,524
Total liabilities	1,257,556	1,270,377
Shareholders' Equity
Preferred stock, $0.01 par value: 1,000,000 shares authorized	—	—
Common stock, $0.01 par value: 50,000,000 shares authorized; 17,442,845 and 13,717,908 shares issued and outstanding, respectively	174	137
Additional paid-in capital	185,578	169,298
Accumulated other comprehensive income (loss)	5,073	11,386
Retained earnings (deficit)	(92,411)	(22,661)
Total shareholders’ equity	98,414	158,160
Total liabilities and shareholders' equity	$1,355,970	$1,428,537

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliations
(Dollars in thousands)
(Unaudited)

	As of or For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue
Total revenues	$59,038	$134,019	$111,786	$249,718
Less:
Net realized and unrealized investment gains (losses)	159	10,383	251	7,558
Adjusted operating revenues	$58,879	$123,636	$111,535	$242,160

Net Income (Loss)
Net income (loss)	$(50,369)	$(21,479)	$(69,750)	$(19,346)
Less:
Net realized and unrealized investment gains (losses)	178	6,659	251	4,527
Acquisition and strategic costs	(8)	1	(17)	(26)
Amortization of identifiable intangibles	(45)	(17)	(75)	(45)
Adjusted operating income (loss)	$(50,494)	$(28,122)	$(69,909)	$(23,802)

Income tax rate assumed for reconciling items above	(7.30)%	35.74%	—%	40.10%

Per Common Share
Book value	$5.64	$16.18	$5.64	$16.18
Less:
AOCI	0.29	1.05	0.29	1.05
Book value, excluding AOCI	$5.35	$15.13	$5.35	$15.13